Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
January 30, 2012

Board of Directors

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Re:	Issuance of up to 28,750,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to CYS Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters pursuant to the underwriting agreement, dated January 27, 2012 (the “Underwriting Agreement”), among the Company, on the one hand, and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”), on the other, of up to 28,750,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including 3,750,000 shares subject to the Underwriters’ 30-day option to purchase additional shares of Common Stock to cover overallotments) (the “Shares”), to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-174163), which became effective automatically upon being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on May 13, 2011 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on January 30, 2012 and by the Secretary of the Company on the date hereof (the “Certified Charter”);

2. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

3. Resolutions adopted by the Board of Directors (the “Board of Directors”) of the Company on January 26, 2012, authorizing the issuance and sale of the Shares, and

Board of Directors

CYS Investments, Inc.

January 30, 2012

resolutions of the Pricing Committee of the Board of Directors of the Company, dated January 27, 2012, authorizing, among other things, the issuance and sale of Shares, and the price per share to be paid to the Company by the Underwriters, as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”);

3. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated January 27, 2012 (the “Good Standing Certificate”);

4. The Registration Statement;

5. The preliminary prospectus supplement, dated January 26, 2012, as filed with the Commission on January 27, 2012, pursuant to Rule 424(b) under the 1933 Act, together with the base prospectus, dated May 12, 2011 (the “Base Prospectus”);

6. The final prospectus supplement, dated January 27, 2012, filed with the Commission on January 30, 2012 pursuant to Rule 424(b) under the 1933 Act, together with the Base Prospectus (collectively, the “Final Prospectus”);

7. An executed copy of the Underwriting Agreement; and

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Board of Directors

CYS Investments, Inc.

January 30, 2012

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof. We also have assumed that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of capital stock that the Company has authority to issue under the Charter.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP